UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12a

FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

SHEILA HOODA

JOHN T. JIMENEZ

JUAN A. PUJADAS

JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

Item 1: On June 11, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

Toby Neugebauer Files Definitive Proxy Solicitation Materials to Put Fermi’s Future in Shareholder Hands

Shareholders deserve a full value strategic review by an independent board

Without the Special Meeting, unelected directors can silence shareholder voices while making irreversible decisions behind closed doors

Sign the GREEN agent designation card now — demand a Special Meeting as soon as possible

DALLAS, June 11, 2026 /PRNewswire/ -- Toby Neugebauer, co-founder and largest shareholder of Fermi Inc. ("Fermi" or the "Company"), today announced that he has filed definitive solicitation materials with the Securities and Exchange Commission (“SEC”) to call a Special Meeting of Shareholders (the “Special Meeting”) to be convened as promptly as practicable to vote on the election of a new Board majority committed to taking all actions to benefit shareholders. Shareholders of record as of June 10, 2026 will be entitled to consent to calling the Special Meeting by returning a GREEN agent designation.

“An unelected Board steered by an entrenched board committee has spent nearly two months fighting stakeholder accountability rather than pursuing all options to maximize shareholder value,” remarked Toby Neugebauer. “This is our time as owners of this Company to elect and empower a fully independent Board majority who are committed to doing what it takes to benefit all shareholders, including consideration of a full-value transaction alongside the existing standalone plan. I encourage all shareholders to join with me in calling the Special Meeting because it’s time you determine Fermi’s future.”

In conjunction with the definitive proxy filing, Mr. Neugebauer has mailed a letter to the Company’s shareholders, noting that:

●	The Company faces significant questions in the coming months about its future, but without the Special Meeting the Company’s first shareholder vote can be held as late as December 31, 2026 under Nasdaq rules. Any further delay in letting the Company’s owners decide its future hinders the Company’s ability to properly execute a strategic process and deliver maximum value for all shareholders.

●	As Mr. Neugebauer has said consistently since he first publicly called for a full-value sales process on April 21, 2026: a credible evaluation of opportunities to maximize shareholder value must be focused on an evidence-based, rigorous process to find the right buyer, who will pay the most for the Company because it brings solutions to the “Three Cs” headwinds facing all large scale Data Center Development projects—cost of capital, customer risks, and construction risks.

●	The unelected Board majority cannot be trusted to oversee the decisions in this critical period because it has sought to avoid shareholder accountability, issued a knee-jerk, blanket rejection of any sale of the Company (and today still only says that it would consider offers made to it, rather than running a rigorous process to test the market), and put out a “90 day plan” that lacks any details and piggybacks on the execution by Mr. Neugebauer and his team.

●	The Fermi Founder Parties are seeking to call the Special Meeting to elect a new Board majority composed of six independent directors who have no ties to the Neugebauer family or existing board dynamics, and are only committed to taking actions that benefit all shareholders.

Shareholders who support calling a Special Meeting to consider a vote on a new independent Board majority should promptly return their GREEN agent designation card. Signing the GREEN agent designation card does not vote your shares for any proposal or nominee. It simply gives you the shareholder the right to have a near-term vote.

Mr. Neugebauer’s definitive proxy materials can be found at UnlockFermiValue.com. For shareholders who have questions or require any assistance with providing their agent designation, please contact Saratoga, Mr. Neugebauer’s proxy solicitor, at (888) 368-0379 (toll-free) or info@saratogaproxy.com.

The full text of the letter being mailed to shareholders follows:

* * * * *

Support the Call for the Special Meeting

Dear fellow Fermi shareholder:

Fermi Inc. (“Fermi” or the “Company”) is at a defining moment.

While the foundation for Project Matador has been laid by the achievements of our team over the last 15 months, the Company must act quickly to capitalize on this opportunity. Fermi’s competitive advantage stems from its control over the most constrained portion of the AI value chain, power. Speed to market and scarcity dynamic are a highly valuable, yet contingent asset for Fermi. During the coming months, significant shareholder value will either be unlocked or impaired through decisions by the Board of Directors (the “Board”): tenant economics, financing arrangements, and management composition. Above all else, I believe shareholder value will be determined based on whether a full-value strategic transaction or strategic partnership is credibly considered alongside the existing plan.

As the largest shareholder, I am deeply committed to—and aligned with you in—ensuring that the Board makes the right decisions to maximize shareholder value.

But Fermi has never held a shareholder vote, and the unelected Board majority controlling our investment has focused its energies since April on entrenching themselves and denying us the opportunity to make decisions on the future of Fermi. The Company’s “90-day plan” anchors itself on my team’s remarkable execution prior to my termination without cause, but offers no credible path forward to build on that success and position Fermi for its next stage of growth. Additionally, the Board is engaging in revisionist history by claiming that it will consider serious sale offers—despite issuing a blanket rejection of that path previously, and failing to acknowledge that is taking zero steps to actually test the Company’s market with potential buyers.

That is why I am asking you to help me call a Special Meeting of Shareholders (the “Special Meeting”) to elect a new Board majority composed of high-caliber, independent directors who have no pre-existing ties to me or my family. This independent Board majority has made no commitments to me, except that they will seriously consider all options before the Company through the lens of the best interests of shareholders. We are asking you to do one thing today: sign, date, and return the GREEN agent designation card so shareholders decide what comes next for Project Matador.

What we are asking — and what we are NOT asking:

●	Returning a GREEN agent designation card is not a vote to sell the Company. It does not authorize anyone to vote your shares.

●	It is solely a designation to call a special meeting of shareholders. At that meeting, shareholders will vote on board composition and related proposals.

●	There is no predetermined transaction. A new Board would evaluate all options — including continuing on a standalone leasing path — and choose the one that produces the best risk-adjusted outcome for all shareholders.

●	Failure to return the card has the same effect as opposing the call. Every share matters.

●	Do not return any White revocation cards. Discard the White cards.

Fermi is at a critical inflection point where near-term decisions will unlock or impair significant shareholder value.

We founded Fermi with a single vision: develop Project Matador into a world-class platform to deliver power at speed and scale to the world’s largest data center campus. When complete, Fermi will operate a private power grid that is capable of generating more than 11 gigawatts (GW) in the world’s largest data center campus serving tenants seeking large-scale infrastructure for AI compute.

In the 15 months between Fermi’s founding and my termination without cause in April 2026, we delivered on the foundation for that vision.

We secured a ~5,800-acre lease with the Texas Tech University System (“TTUS”) later expanding the campus to ~7,500 acres, advanced critical power-generation permits, obtained the nation’s second-largest Clean Air Permit at approximately 6 GW, submitted an additional approximately 5 GW Clean Air Permit application, and filed the first large-scale nuclear Combined Operating License application accepted for review by the Nuclear Regulatory Commission in more than 15 years. We also secured more than $1 billion in financing facilities, assembled a leading employee team and deep bench of commercial, construction, utility, vendor and financing partners, and completed a dual-listed IPO. Of course, this period was not without challenges, as we will describe in more detail very soon.

With the foundation of Fermi built, the Company faces critical decisions in the coming months that will unlock, or could impair, significant shareholder value, including securing a tenant at commercially viable prices by the December 31, 2026 deadline to preserve the TTUS lease, securing liquidity, and management composition. Just as important for shareholder value creation, I believe that the Board must exploit the opportunity created by our execution to date to explore a credible strategic transaction that maximizes value for shareholders.

Maximizing shareholder value requires an immediate, credible dual-track process that evaluates the right buyer for Project Matador.

This Board, like every public company, must ask a simple question: who will pay the most for the chance to own and develop Project Matador? I believe that the answer to this question requires a rigorous, credible dual-track process that evaluates all possible strategic options alongside the existing plan.

Project Matador faces “Three C” risks: capital, customers, and construction. Executing on the standalone tenant strategy requires public investors alone to bear those risks, imposing a durable headwind on the share price as the market discounts the tremendous upside of Project Matador by the uncertainty of execution. I believe that shareholder value is maximized through a strategic transaction with a buyer who brings ”Three C” solutions and can therefore pay far more for Project Matador now than the public markets will value the Company over the long-term.

A review of the “Three C” risks reveals that public investors have a low likelihood of realizing the full value of the investment through long-term ownership:

●	Capital Risks: Executing on Project Matador entails significant capital needs, including an estimated $2 billion over the next 12 months. As an independent, pre-cash flow company, Fermi’s cost of capital is far higher than more established companies and has been further increased by the overhang of insider sales and the departures of key executives since April. As most of the financing needed for the project in the early stages is expected to be derived from equity financing, this will result in significant dilution for the existing shareholders.

●	Customer Risks: The Company must secure data center tenants at commercially viable prices with urgency. Yet, rushing to get deals signed to give the current Board a “win” will result in subpar terms that could anchor future tenant deals, impairing the value of the project for decades.

●	Construction Risks: Project Matador entails a highly complex development timeline, with the need to coordinate a wide variety of suppliers, contractors, regulators and other stakeholders over multiple years to deliver on the data center.

By contrast, a buyer or strategic partner can properly value—and pay shareholders for—Fermi because it can de-risk the platform, accelerate execution, and capture synergies. The right buyer brings solutions to the “Three Cs” that are unavailable to the standalone company and its public investors:

●	Capital Solutions: The right buyer will have a significantly lower cost of capital than the Company, with robust balance sheet capacity and/or the ability to raise billions in equity or credit financing. This removes the principal source of value leakage for the public markets investor.

●	Customer Solutions: The right buyer will bring an anchor tenant for the project, either through its own demand for AI compute (such as a hyperscaler) or bringing a tenant through key market relationships. This removes the principal source of counterparty risk for a public markets investor.

●	Construction Solutions: The right buyer will bring a track record building significant construction projects, especially hyperscale data centers and/or power generation at scale. This removes the principal source of execution risk for a public markets investor.

The Company has never attacked this strategic logic and demonstrated how shareholders can be expected to receive more value on a risk adjusted, NPV basis, than the right buyer will pay for their shares today.

I have heard from potential counterparties who I believe bring “Three C” solutions, and I believe that there is credible interest in a high-value transaction if the Company would be willing to engage the market in a true process.

That is why I believe that a reconstituted Board should be empowered to engage a top-tier investment bank, contact the full universe of logical strategic and financial counterparties, compare credible bids against the standalone plan, and make an evidence-based judgment about the best interests of shareholders.

Without the Special Meeting, this critical inflection point will be controlled by an unelected Board majority opposed to shareholder accountability and any sale.

The actions of the current Board have already cost shareholders far too much – starting with their staffing decisions. When three directors fired me without cause, they did so knowing that several key leaders responsible for our execution and long-term success of Project Matador would depart. This includes the CFO; the head of financial discipline, the head of budgeting and forecasting, head of AI integration, head of permitting, project financing/capital markets lead, and the entire deal and communications teams. After nearly two months, Fermi has yet to replace those critical team members—further delaying execution on Project Matador and increasing the risks to shareholders from avoiding a dual-track process.

Fermi has never held a shareholder vote. Its first annual meeting has not been scheduled even though its fiscal year ended more than five months ago, and the annual meeting can be held as late as December 31, 2026 under Nasdaq rules. When I called a special meeting for May 29, 2026 in my then-current capacity as CEO, the Board took a series of unprecedented actions to prevent you from voting at it, including claiming to have cancelled the meeting without authority under Texas law and adopting a bylaw amendment that changed the rules two weeks before the meeting to add an “insiders veto” that would allow the incumbent Board to unilaterally block the election of additional directors.

The unelected directors controlling your investment have also demonstrated themselves incapable of credibly evaluating a strategic transaction. On April 21, 2026, less than 24 hours after I called for a sale process, the Company announced that “the Company firmly believes a sale is not in the best interest of its continued momentum on Project Matador, ability to serve potential tenants.” This was a blanket, knee-jerk rejection of any sale at any price at any time. No counterparties will trust this Board to execute on a sale transaction when it has decisively rejected any sale as wrong for shareholders.

The Board now tries to re-write history, claiming that it is only opposed to an “immediate sale at current trading levels,” even though I never called that. While the Company claims that the Board would “seriously consider a potential sale transaction if an offer were made,” this ignores the need for a credible independent Board to engage an independent financial advisor and engage with potential counterparties in order to generate a high-value bid.

Nor is the Company’s so-called “90-day plan” for obtaining a tenant, finding liquidity, recruiting an executive, and exploring strategic alternatives credible: it is vaporware that lacks any details on how to capitalize on my team’s accomplishments, and shareholders should have no faith in this unelected Board to oversee it.

This campaign is not about me. It is about electing an independent Board majority committed to taking all actions to benefit shareholders, without preexisting ties to me or my family, existing Board dynamics, or other stakeholders.

The Board has attempted to frame this campaign as a referendum on me and their fabricated narrative of my tenure as CEO—a narrative that they have continually changed to suit their interests and lacks any credibility. And claims that this vote would install me in control are simply false. I am not intending to return to management, and I will have no control or influence over the reconstituted Board majority.

I have nominated six independent director candidates who have no preexisting relationships with the Company, no ties to the current Board’s internal dynamics, and no pre-commitments about the future of Fermi. If all proposals submitted at the Special Meeting are approved, these six nominees would themselves constitute a majority of the full Board. The Board would also include me and my existing director designees, Larry Kellerman and Miles Everson, but we would be a tiny minority of the Board (three of eleven).

My nominees bring relevant experience across M&A, capital allocation, corporate governance, energy finance, capital markets, risk oversight, strategic transformation and public company leadership that ideally position them for this significant role overseeing the future of Fermi:

●	David A. Daglio Jr. is a seasoned institutional investor and former Chief Investment Officer of Mellon Investments, with significant experience in capital allocation, M&A, portfolio management and public company oversight.

●	Charles M. Elson is one of the country’s leading corporate governance experts, the founding director of the Weinberg Center for Corporate Governance and an experienced public company director.

●	Sheila Hooda brings strategy, transformation, risk oversight and public company board experience, including her current role as CEO of Alpha Advisory Partners and prior senior leadership roles at TIAA, Credit Suisse, Thomson Reuters and Bankers Trust.

●	John T. Jimenez brings energy finance, power markets and public company experience, including prior service as CFO of BKV Corporation and CFO of BP Gas & Power Trading Americas.

●	Juan A. Pujadas brings finance, governance, risk and capital markets experience, including prior service as Vice Chairman of PwC Global Advisory, leader of PwC’s U.S. Advisory Practice and director of Wells Fargo.

●	Janet Yang brings capital markets, capital structure and public company finance experience, including prior service as CFO of W&T Offshore and current service as CFO of Reveam Inc.

The Company has never attacked the qualifications or independence of these nominees.

My nominees have made no commitments to me regarding any transaction, management role, Board action or strategic outcome. I have only asked them to exercise their independent judgment and do what they believe is in the best interests of all Fermi shareholders.

I believe that shareholders deserve the opportunity to vote on this new independent Board majority and the opportunity for a credible dual-track strategic review of all opportunities to deliver shareholder value.

Support An Urgent Vote on the Future of Fermi

Vote CONSENT to calling the Special Meeting
on the GREEN Agent Designation Card Today

Your vote to CONSENT to calling a Special Meeting is NOT a vote in favor of the proposals. If the Special Meeting is successfully called, the Fermi Founder Parties will distribute a BLUE proxy card on which you may vote for the proposals for the meeting.

If you have any questions or require assistance in executing your GREEN agent designation card, please contact our proxy solicitor:

Saratoga Proxy Consulting LLC
520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Phone: (888) 368-0379 (Toll Free)

Email: info@saratogaproxy.com

IMPORTANT NOTICE
IF YOU HOLD SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE

If you hold your shares through a bank, broker or other nominee, you will only receive GREEN agent designation voting instruction forms in the mail at the physical mailing address you have provided your bank, broker or other nominee.

To avoid any delay in receiving your GREEN voting instruction form, we urge you to check your address with your bank, broker or other nominee to make sure it is correct!

Important Information

Toby Neugebauer and his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”) have filed a definitive proxy statement on Schedule 14A, accompanying GREEN agent designations card, and other relevant documents with the SEC in connection with the solicitation of agent designations for calling a special meeting of shareholders to be held as promptly as practicable (the “Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN AGENT DESIGNATIONS CARD, THAT HAVE BEEN OR WILL BE FILED BY THE PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Mr. Neugebauer beneficially owns 146,516,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), composed of (i) Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, (ii) 94,359,659 shares of Common Stock beneficially owned by Melissa A. Neugebauer 2020 Trust, and (iii) 7,500,000 shares of Common Stock underlying restricted stock units held by Mr. Neugebauer that vested in connection with his termination without cause. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

Item 2: On June 11, 2026, Toby R. Neugebauer posted the following material to LinkedIn:

Item 3: On June 11, 2026, Toby R. Neugebauer posted the following material to X (formerly known as Twitter):

Important Information

Toby Neugebauer and his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”) have filed a definitive proxy statement on Schedule 14A, accompanying GREEN agent designations card, and other relevant documents with the SEC in connection with the solicitation of agent designations for calling a special meeting of shareholders to be held as promptly as practicable (the “Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN AGENT DESIGNATIONS CARD, THAT HAVE BEEN OR WILL BE FILED BY THE PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Mr. Neugebauer beneficially owns 146,516,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), composed of (i) Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, (ii) 94,359,659 shares of Common Stock beneficially owned by Melissa A. Neugebauer 2020 Trust, and (iii) 7,500,000 shares of Common Stock underlying restricted stock units held by Mr. Neugebauer that vested in connection with his termination without cause. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.